SECURITIES PURCHASE AGREEMENT

         This SECURITIES PURCHASE AGREEMENT, dated as of July 13, 2000 (this "Agreement"), is entered into by and among Ophthalmic Imaging Systems, a California corporation ("OIS"), Premier Laser Systems, Inc., a California corporation ("Premier") and MediVision Medical Imaging Ltd., an Israeli corporation ("MediVision").

                                   WITNESSETH:

         WHEREAS, Premier owns, beneficially and of record, 2,131,758 shares of OIS common stock (the "Premier Common") and 150 shares of OIS Series B Preferred Stock (the "Premier Series B Preferred"), and Premier is a party to that certain Agreement, dated as of October 21, 1999 (the "Series B Purchase Agreement"), by and between OIS and Premier, whereby Premier has the right to purchase additional shares of Series B Preferred Stock upon the exercise of outstanding OIS options held by OIS employees and directors;

         WHEREAS, pursuant to that certain Manufacturing Agreement, dated March 7, 1999, by and between OIS and Premier (the "Manufacturing Agreement"), Premier owns certain inventory of OIS products and materials (the "Premier Inventory") used in the manufacture of certain OIS products;

         WHEREAS, Premier has asserted that OIS owes certain amounts to Premier including, but not limited to, a promissory note in the principal amount of five hundred thousand dollars ($500,000), dated April 30, 1998, plus accrued and unpaid interest thereon and additional advances in the approximate amount of $1,608,000 (the "Premier Note," and the Premier Note and the additional amounts owed to Premier are referred to herein as the "Premier Debt");

         WHEREAS, OIS has asserted that it has certain defenses and offsets to the Premier Debt, which Premier disputes;

         WHEREAS, OIS and Premier have made claims against each other relating to the Manufacturing Agreement and certain other aspects of the relationship between them;

         WHEREAS, in connection with the transactions contemplated hereby, OIS and Premier wish to resolve all disputes and terminate all existing agreements between the companies;

         WHEREAS, Premier wishes to sell to MediVision, and MediVision wishes to purchase from Premier, the Premier Debt, the Premier Common and the Premier Series B Preferred;

         WHEREAS, Premier wishes to sell and OIS wishes to purchase the Premier Inventory, on the terms and conditions set forth herein;

         WHEREAS, MediVision wishes to provide $1,500,000 of working capital financing to OIS, which obligations shall be convertible, at MediVision's option, into shares of OIS common stock (the "OIS Common") pursuant to a Working Capital Funding Agreement, dated as of July 13, 2000, between OIS and MediVision (the "Funding Agreement");

         WHEREAS, MediVision is willing to loan OIS up to two hundred and sixty thousand dollars ($260,000) (the "Loan"), pursuant to a Loan and Security Agreement between OIS and MediVision (the "Security Agreement"), to allow OIS to purchase certain inventory, including the Premier Inventory, which Loan will be secured by the inventory so purchased and the proceeds thereof, as collateral;

         NOW,  THEREFORE,   in  consideration  of  the  mutual  representations,
warranties, promises and covenants set forth herein, the parties hereto agree as follows:

                                    ARTICLE I

                                  DEFINED TERMS

         1.1. Definitions. The following terms, when used in this Agreement, have the following meanings, unless the context otherwise indicates:

         "Affiliate" has the meaning ascribed to it in Rule 12b-2 under the Exchange Act.

         "Commission Documents" means all reports, schedules, forms, statements and other documents required to be filed with the Securities and Exchange Commission pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor federal law then in force.

         "Governmental Body" means any agency, bureau, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state, county or local, domestic or foreign.

         "Lien" means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, encumbrance, encroachment, lien (statutory or otherwise), claim, option, reservation, priority, preferential arrangement, easement, encumbrance or interest of any kind.

         "Material Adverse Effect" means any effect on the business, results of operations, prospects, properties, assets or financial condition of the entity in question that is material and adverse to such entity.

         "Person"  means  any  individual,  corporation,   partnership,  limited
liability company, joint venture, association, governmental entity or any other entity.

         "Premier Assets" means the Premier Debt, the Premier Common, the Premier Series B Preferred and the Premier Inventory.

         "Registration Rights Agreement" means a registration rights agreement to be entered into between MediVision and OIS in the form annexed hereto as Exhibit B with respect to the registration of the capital stock of OIS to be acquired by MediVision pursuant to this Agreement and the Funding Agreement, as described therein.

         "Regulation" means (1) any applicable law, rule, regulation, ordinance, judgment, decree, ruling, order, award, injunction, recommendation or other official action of any Governmental Body, and (2) any official change in the interpretation or administration of any of the foregoing by the Governmental Body or by any other Governmental Body or other person responsible for the interpretation or administration of any of the foregoing.

         "Securities Act" means the Securities Act of 1933, as amended, or any successor federal law then in force.

         "Transaction Documents" means this Agreement, the Funding Agreement, the Registration Rights Agreement and the Security Agreement.

         "Transactions"  means,   collectively,   the  transactions   undertaken
pursuant to, or otherwise contemplated by, the Transaction Documents.

         1.2 Additional Definitions. Additional defined terms are found in the body of this Agreement. In addition, the masculine form of words includes the feminine and the neuter and vice versa, and, unless the context otherwise requires, the singular form of words includes the plural and vice versa. The words "herein," "hereof," "hereunder," and other words of similar import, when used in this Agreement, refer to this Agreement as a whole, and not to any particular section or subsection.

                                   ARTICLE II

                        PURCHASE AND SALE TERMS; CLOSING

         2.1 Purchase and Sale of the Premier Debt, Premier Shares and Premier Inventory.

                  (a) Purchase and Sale of Premier Debt. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), Premier shall sell, assign, transfer, convey and deliver to MediVision, and MediVision shall purchase, acquire and accept from Premier, all right, title and interest in and to the Premier Debt, free and clear of any and all Liens. Prior to the Closing, and as a condition thereto, Premier and OIS shall amend the terms of the Premier Debt to provide that, subject to, and effective as of, the Closing, all amounts due and payable with respect to the Premier Debt shall automatically be converted into OIS Common at a conversion price per share of $0.55, which amendment (the "Premier Debt Amendment") shall be in form and substance reasonably satisfactory to MediVision.

                  (b) Purchase and Sale of Premier Shares. Subject to the terms and conditions of this Agreement, at the Closing, Premier shall sell, assign, transfer, convey and deliver to MediVision, and MediVision shall purchase, acquire and accept from Premier, all right, title and interest in and to the Premier Common and the Premier Series B Preferred (collectively, the "Premier Shares"), free and clear of any and all Liens, other than restrictions imposed by federal or state securities laws. Pursuant to the Certificate of Determination of Preferences of Series B Preferred Stock of OIS, the Premier Series B Preferred shall automatically convert into shares of OIS common stock upon transfer by Premier.

                  (c) Purchase and Sale of Premier Inventory. Subject to the terms and conditions of this Agreement, at the Closing, Premier shall sell, assign, transfer, convey and deliver to OIS and OIS shall purchase, acquire and accept from Premier (with the funding for such purchase to be provided by MediVision), all right, title and interest in and to the Premier Inventory, free and clear of all Liens, determined to be in useable and in good condition after a physical inventory conducted jointly by OIS and Premier, for an aggregate purchase price of up to six hundred and twenty five thousand dollars ($625,000), as determined in accordance with Section 2.3.

                  (d) Payment; Deliveries. At the Closing, Premier shall deliver to MediVision the following: (i) the original Premier Note and evidence of transfer of the balance of the Premier Debt, with the Note endorsed in favor of MediVision in form and substance reasonably satisfactory to MediVision and its counsel, together with the Premier Debt Amendment, duly executed and delivered by OIS and Premier; (ii) the stock certificate or certificates representing the Premier Common Stock and the stock certificate or certificates representing the Premier Series B Preferred, together with stock powers duly executed by Premier and in form and substance suitable for transfer of the Premier Shares to MediVision; (iii) a certificate, dated as of the Closing Date and duly executed by an executive officer of Premier, certifying that each of the representations and warranties of Premier set forth in Article III hereof are true, correct and complete as of the date hereof and as of the Closing Date, and that Premier has performed and satisfied all covenants, agreements and obligations required hereunder to be performed and satisfied by it on or prior to the Closing Date; and (iv) the written consent, if required, of Premier's lenders to the transfer of the Premier Debt, Premier Shares and/or the Premier Inventory. The aggregate purchase price for the Premier Debt, the Premier Shares and the Premier Inventory (with $625,000 (subject to adjustment) of such purchase price allocated to the Premier Inventory in accordance with Section 2.3) shall consist of the following (1) two million, two hundred thousand dollars ($2,200,000), assuming no adjustment to the value of the Premier Inventory, paid by wire transfer on the Closing Date to an account designated in writing by Premier and
(2) registered and freely transferable ordinary shares of MediVision valued at $1,000,000 in the aggregate (the "MediVision Shares") delivered to Premier on the Closing Date, which valuation shall be based on the average closing price of such MediVision Shares on the Brussels EURO.N.M. for the five (5) trading days immediately preceding the date of Bankruptcy Court Approval (hereinafter defined). The delivery of the MediVision Shares shall be conditioned on Premier's undertaking not to effect any sales of such shares for a period of six weeks following Bankruptcy Court Approval, with weekly sales thereafter not to exceed an aggregate of 20% of the number of MediVision Shares originally delivered to Premier. MediVision shall have the option to repurchase the MediVision Shares from Premier at any time after the Closing for $1,000,000 in cash, less any gross proceeds realized by Premier from its prior sales of such MediVision Shares, in accordance with the provisions of the Put and Call Agreement, to be entered into by Premier and MediVision at the Closing, in the form of Exhibit B annexed hereto (the "Put and Call Agreement"). To the extent that Premier fails to realize $1,000,000 of gross proceeds within eleven weeks of the Closing, MediVision shall, upon Premier's request, pay to Premier the difference in cash, in accordance with the terms of the Put and Call Agreement. At the Closing, Premier shall deliver the Premier Inventory to OIS and the Premier Debt and the Premier Shares to MediVision.

                  (e) Closing. The consummation of the purchase and sale of the Premier Debt, the Premier Shares and the Premier Inventory (the "Closing"), shall take place on the first business day following satisfaction of the conditions in Article VII and approval of the transactions contemplated herein by the U.S. Bankruptcy Court (the "Bankruptcy Court") having jurisdiction over Premier's proceeding under Chapter 11 of the U.S. Bankruptcy Code (such approval referred to herein as the "Bankruptcy Court Approval"), at the principal business office of Premier or at such other place or date thereafter as Premier, OIS and MediVision may agree in writing.

         2.2 Termination of Certain Agreements. Upon the Closing, the Series B Purchase Agreement and the Manufacturing Agreement shall terminate, and shall be of no further force or effect.

         2.3 Inventory Adjustments. The purchase price of the Premier Inventory will be reduced, on a dollar for dollar basis, if and to the extent that, the value of Premier Inventory is less than $625,000. Such value shall be based upon a physical inventory conducted by representatives of Premier and OIS jointly, as soon as possible, after execution of this Agreement and will identify quantities and types of materials on hand. The value of the Premier Inventory, other than finished goods, shall then be determined by the application of historical or current cost, whichever is lower, of the raw materials or material components of work in process so identified. The value of any finished goods shall be based on the contract price for those products under the Manufacturing Agreement. Any purchases of raw materials, work in progress or finished goods from Premier Inventory by OIS before the Closing shall similarly cause a reduction in the value of Premier Inventory by the amount of the purchase.

         2.4 Mutual Release. At the Closing, OIS and Premier shall execute and deliver the mutual release referred to in Section 7.1(e).

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF PREMIER

         Premier hereby represents and warrants to MediVision and OIS as follows:

         3.1 Power and Capacity; Authorization. Premier is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Subject to the requirements of the Bankruptcy Code, Premier has full corporate power and authority to conduct its business as presently conducted by it and to own, lease or operate its assets and properties as presently owned, leased and operated by it and to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Premier, and no other corporate proceedings by Premier are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Subject to Bankruptcy Court Approval (as hereinafter defined), this

Agreement has been duly and validly executed and delivered by Premier, and, assuming this Agreement constitutes a legal, valid and binding obligation of each of the other parties hereto, constitutes a legal, valid and binding agreement of Premier, enforceable against Premier in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors' rights, and, with respect to the remedy of specific performance, equitable doctrines applicable thereto).

         3.2 No Conflicts. Subject to Bankruptcy Court Approval, the execution, delivery and performance of this Agreement by Premier will not (a) constitute a breach or violation of any provisions of Premier's Articles of Incorporation or Bylaws, (b) result in a violation of any law, rule, ordinance, regulation, order, judgment or decree applicable to or by which Premier or any of its assets or properties is bound, or (c) conflict with or result in a breach of or default (or any event which, with the giving of notice or lapse of time or both, would constitute a breach or default) under any mortgage, lien, lease, license, permit, agreement, contract or instrument to which Premier is a party or by which its assets or properties is bound, which conflict, breach or default would have a material adverse effect on the ability of Premier to perform its obligations under this Agreement.

         3.3 Ownership of Securities. Premier is the record and beneficial owner of the Premier Common and Premier Series B Preferred and the holder of all legal, equitable and beneficial right, title and interest in and to the Premier Debt, free and clear of any and all Liens, except for, in the case of the Premier Shares, restrictions imposed by federal or state securities laws.
Premier has not sold, assigned, transferred or conveyed, or attempted or purported to sell, assign, transfer or convey, to any Person any portion of the Premier Shares or any right, title or interest therein or in or to the Premier Debt.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF MEDIVISION

         MediVision hereby represents and warrants to Premier and OIS as follows:

         4.1 Power and Capacity; Authorization. MediVision is a corporation duly organized, validly existing and in good standing under the laws of Israel.
MediVision has full corporate power and authority to conduct its business as presently conducted by it and to own, lease or operate its assets and properties as presently owned, leased and operated by it and to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by MediVision's board of directors or other governing body and no other corporate proceedings by MediVision are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by MediVision and, assuming this Agreement constitutes a legal, valid and binding obligation of each of the other parties hereto, constitutes a legal, valid and binding agreement of MediVision, enforceable against MediVision in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors' rights, and, with respect to the remedy of specific performance, equitable doctrines applicable thereto).

         4.2 No Conflicts. The execution, delivery and performance of this Agreement by MediVision will not (a) constitute a breach or violation of any provisions of MediVision's articles of incorporation or bylaws or comparable charter documents, (b) result in a violation of any law, rule, ordinance, regulation, order, judgment or decree applicable to or by which MediVision or any of its assets or properties is bound, or (c) conflict with or result in a breach of or default (or any event which, with the giving of notice or lapse of time or both, would constitute a breach or default) under any mortgage, lien, lease, license, permit, agreement, contract or instrument to which MediVision is a party or by which MediVision or any of its assets or properties is bound, which conflict, breach or default would have a material adverse effect on the ability of MediVision to perform its obligations under this Agreement.

         4.3 Investigation and Economic Risk. MediVision acknowledges that it has had an opportunity to discuss the business, affairs, financial condition, results of operations and current prospects of OIS with the officers, directors and employees of OIS and to conduct reasonable diligence efforts. MediVision acknowledges that it is able to fend for itself in the transactions contemplated by this Agreement and has the ability to bear the economic risks of its investment pursuant to this Agreement.

         4.4 Purchase for Own Account. The Premier Shares, the Premier Debt and the OIS Shares are being acquired by MediVision for its own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.

         4.5 Exempt from Registration and Restricted Securities. MediVision understands that the Premier Shares and the Premier Debt will not be registered under the Securities Act, on the grounds that the sales provided for in this Agreement are exempt from registration under the Securities Act, and that the reliance of Premier and OIS on such exemption is predicated in part on MediVision's representations set forth in this Agreement. MediVision understands that the Premier Shares and the Premier Debt being purchased hereunder are restricted securities within the meaning of Rule 144 under the Securities Act and that they are not registered and must be held indefinitely unless they are subsequently registered or an exemption from such registration is available. It is further understood that each certificate representing Premier Shares and any other securities issued in respect of the any of the foregoing upon any stock split, stock dividend, recapitalization, merger, or similar event shall be stamped or otherwise imprinted with an appropriate restrictive legend. Each certificate representing the Premier Shares may be endorsed with any legends required by any state blue sky laws and/or the following legend:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") AND ARE "RESTRICTED SECURITIES" AS DEFINED IN RULE 144 PROMULGATED UNDER THE ACT. THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED EXCEPT (i) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE ACT, (ii) IN COMPLIANCE WITH RULE 144, OR (iii) PURSUANT TO AN OPINION OF COUNSEL, SATISFACTORY TO THE CORPORATION, THAT SUCH REGISTRATION OR COMPLIANCE IS NOT REQUIRED AS TO SAID SALE, OFFER OR DISTRIBUTION.

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

         4.6 Accredited Investor. MediVision is an "accredited investor" as such term is defined in Regulation D promulgated under the Securities Act.

         4.7 Issuance of MediVision Shares. At the time of the delivery thereof to Premier, the MediVision Shares shall have been duly authorized by all necessary corporate action and, when paid for and issued in accordance with the terms hereof, the MediVision Shares shall be validly issued and outstanding, fully paid and nonassessable.

                                    ARTICLE V

                      REPRESENTATIONS AND WARRANTIES OF OIS

         OIS hereby represents and warrants to MediVision and Premier as follows:

         5.1 Power and Capacity; Authorization. OIS is a corporation duly organized, validly existing and in good standing under the laws of the State of California. OIS has full corporate power and authority to conduct its business as presently conducted by it and to own, lease or operate its assets and properties as presently owned, leased and operated by it and to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of OIS, and no other corporate proceedings by OIS are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by OIS, and, assuming this Agreement constitutes a legal, valid and binding obligation of each of the other parties hereto, constitutes a legal, valid and binding agreement of OIS, enforceable against OIS in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors' rights, and, with respect to the remedy of specific performance, equitable doctrines applicable thereto).

         5.2 No Conflicts. The execution, delivery and performance of this Agreement by OIS will not (a) constitute a breach or violation of any provisions of Articles of Incorporation or Bylaws of OIS, (b) result in a violation of any law, rule, ordinance, regulation, order, judgment or decree applicable to or by which any of them or any of their respective assets or properties is bound, or
(c) conflict with or result in a breach of or default (or any event which, with the giving of notice or lapse of time or both, would constitute a breach or default) under any mortgage, lien, lease, license, permit, agreement, contract or instrument to which any of them is a party or by which any of them or any of their respective assets or properties is bound, which conflict, breach or default would have a material adverse effect on the ability of OIS to perform its respective obligations under this Agreement.

         5.3 Capitalization. The authorized capital stock of OIS, on the date hereof, consists of 20,000,000 shares of common stock, of which 4,305,428 shares are issued and outstanding, 100,000 shares of Series A Preferred Stock, of which none is outstanding, and 2,000 shares of Series B Preferred Stock, of which 150 shares are outstanding. The rights, preferences and privileges of such shares are as set forth in the Articles of Incorporation, as amended, and certain Certificates of Designations thereto. All issued and outstanding shares of the Company's capital stock (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable, and

(iii) were issued in compliance with all applicable state and federal laws concerning the registration and qualification of the issuance of securities. OIS has reserved an aggregate of 1,544,345 shares of its common stock for issuance upon exercise of currently outstanding options granted to employees, consultants and others. Except as set forth on Schedule 3.3, there are no other outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or shareholder agreements, or agreements of any kind for the purchase or acquisition from OIS of any OIS securities, other than as set forth in the Series B Purchase Agreement between OIS and Premier.

         5.4 Issuance of Stock. The Premier Shares to be purchased under this Agreement have been duly authorized by all necessary corporate action and, when paid for or issued in accordance with the terms hereof, the Premier Shares shall be validly issued and outstanding, fully paid and nonassessable.

         5.5 Commission Documents; Financial Statements. The common stock of OIS is registered pursuant to Section 12(b) or 12(g) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). As of their respective dates, the Form 10-K for the year ended August 31, 1999 and the Forms 10-Q for the fiscal quarters ended November 30, 1999 and February 29, 2000 (the "Financial Statements") and all other Commission Documents filed by OIS with the Commission after December 31, 1998 complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations of the Securities and Exchange Commission (the "Commission") promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such documents, and, as of their respective dates, neither the Form 10-K nor the Forms 10-Q referred to above contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed) and fairly present in all material respects the financial position of OIS as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

         5.6 Subsidiaries. OIS has no subsidiaries, either partially or wholly owned.

         5.7 No Undisclosed Liabilities. Except as disclosed in the Financial Statements or on Schedule 3.7 hereto, to its knowledge, OIS has not incurred since February 29, 2000 any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) that would have a Material Adverse Effect.

         5.8 Indebtedness. Schedule 3.8 hereto sets forth as of the date hereof all outstanding secured and unsecured Indebtedness of OIS, or for which OIS has commitments, other than the Premier Debt. For the purposes of this Agreement, "Indebtedness" shall mean (a) any liabilities for borrowed money or amounts owed in excess of $10,000 (other than trade accounts payable incurred in the ordinary course of business, including, but not limited to, legal fees), (b) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in the balance sheet of OIS (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments in excess of $5,000 due under leases required to be capitalized in accordance with GAAP. Except as disclosed in Schedule 3.8, OIS is not in default with respect to any Indebtedness other than Premier Debt.

         5.9 Certain Fees. No brokers, finders or financial advisory fees or commissions will be payable by OIS with respect to the transactions contemplated by this Agreement.

         5.10 Disclosure. Neither this Agreement nor the Schedules hereto nor any of the Commission Documents furnished to MediVision by or on behalf of OIS in connection with the transactions contemplated by this Agreement contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under and at the time at which they were made herein or therein, not misleading.

         5.11   Employees.   OIS  does  not  have  any   collective   bargaining
arrangements or agreements covering any of its employees, except as set forth on
Schedule 3.11 hereto.

         5.12 Title to Assets.  Except as set forth on  Schedule

         3.12, OIS has good and marketable title to all of its real and personal property having a value in excess of $1,000, free and clear of any Liens, except for those indicated on Schedule 3.12 hereto.

         5.13 Actions Pending. Except as set forth on Schedule 3.13, there is no action, suit, claim, investigation or proceeding pending or, to the knowledge of OIS, threatened against OIS which questions the validity of this Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant hereto or thereto. Except as disclosed in the Commission Documents filed by OIS, there is no action, suit, claim, investigation or proceeding pending or, to the knowledge of OIS, threatened, against or involving OIS, its properties or assets. Except as disclosed in the Commission Documents filed by OIS, there are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or Governmental Body against OIS which could result in a Material Adverse Effect.

         5.14 Compliance with Law. Except as set forth on Schedule 3.14 hereto, the business of OIS has been and is presently being conducted in accordance with all applicable federal, state and local governmental laws, rules, regulations and ordinances, domestic and foreign, except where the conduct of the business of OIS in violation of any of such laws, rules, regulations and ordinances could not reasonably result in a Material Adverse Effect.

         5.15 Taxes. Except as set forth on Schedule 3.15 hereto, OIS has accurately prepared and filed all federal, state and other tax returns required by law, domestic and foreign, to be filed by it, has paid or made provisions for the payment of all taxes shown to be due and all additional assessments, and adequate provisions have been and are reflected in the financial statements of OIS for all current taxes and other charges to which OIS is subject and which are not currently due and payable. Except as disclosed on Schedule 3.15 hereto, none of the federal income tax returns of OIS for the years subsequent to fiscal year 1996 have been audited by the Internal Revenue Service or other domestic or foreign governmental tax agency. Except as disclosed in Commission Filings, OIS has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) pending or threatened against OIS for any period that would have a Material Adverse Effect, nor of any basis for any such assessment, adjustment or contingency.

         5.16 Intellectual Property. Except as set forth on Schedule 3.16, in the conduct of its business as now conducted, OIS owns or possesses all patents, know how, licenses and authorizations from third parties that are necessary for OIS to conduct its business ("Intellectual Property"), free and clear of all liens, charges or encumbrances. OIS has not received a notice of a claim of infringement relating to the Intellectual Property and does not know of any reasonable basis for a claim that such an infringement or violation exists.

                                   ARTICLE VI

               ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES

         6.1      Covenants of OIS.

                  (a) No Shop Provision. Commencing on the effective date hereof, OIS and its officers, directors, employees and other agents will not, until the earlier of (i) October 12, 2000 or (ii) termination of this Agreement, directly or indirectly, take any action to solicit or initiate an offer or proposal for a merger or other business combination involving OIS or the acquisition of a material portion of the assets of OIS outside the ordinary course of business of OIS or the sale and purchase of any voting securities of OIS in a single transaction or series of related transactions (each a "Takeover Proposal"). Notwithstanding the foregoing, if OIS (or any of its agents) receives an unsolicited, bona fide Takeover Proposal from a person or entity unaffiliated with OIS, then, to the extent that the Board of Directors of OIS believes in good faith that such Takeover Proposal could, if consummated, result in a transaction materially more favorable to the shareholders or creditors of OIS than the transactions contemplated by this Agreement and, after consultation with and upon the written advice of its counsel, the Board of Directors of OIS concludes that the failure to act on such Takeover Proposal could cause a breach of its fiduciary duties (a "Superior Proposal"), the Board of Directors of OIS may furnish information to the party making the Superior Proposal and engage in negotiations with such party, provided, however, that such information may only be provided pursuant to a written confidentiality agreement reasonably satisfactory to OIS. OIS will promptly notify MediVision after receipt of any Takeover Proposal and keep MediVision fully informed of the status and details of any such negotiations regarding a Takeover Proposal.

                  (b)      OIS Break-Up Fee.

                  (i) In the event that OIS enters into an agreement with respect to a Superior Proposal and this Agreement is terminated as a result thereof, OIS shall, or shall cause the party making the Superior Proposal to, pay to MediVision a break-up fee of one hundred fifty thousand dollars ($150,000), which shall be due and payable immediately upon the earlier of the execution of such agreement or the termination of this Agreement.

                  (ii) In the event that this Agreement is terminated by MediVision pursuant to Section 8.1(b) due to a failure by OIS to perform any of its obligations hereunder or the material breach by OIS of any of its representations or warranties hereunder, OIS shall pay to MediVision a break-up fee of one hundred fifty thousand dollars ($150,000), which shall be due and payable within five (5) business days of such termination.

                  (iii) In the event that this Agreement is terminated pursuant to Section 8.1(d) due to the Bankruptcy Court's approval of an Overbid (as defined in Section 6.3(b)) by any person or entity other than MediVision or any of its Affiliates, then OIS shall pay to MediVision a break-up fee of one hundred ten thousand dollars ($110,000), which shall be due and payable upon Bankruptcy Court approval of the Overbid:

                   (c) Maintenance of Existence. OIS shall preserve and maintain its corporate existence and good standing in the jurisdiction of its incorporation and qualify and remain qualified as a foreign corporation in each jurisdiction in which qualification is required either (1) to own, lease, license or use its properties now owned, leased, licensed or used and proposed to be owned, leased, licensed or used or (2) to carry on its business as now conducted or proposed to be conducted, except where the failure to effect or obtain such qualification, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                  (d) Compliance with Regulations. OIS shall comply in all respects with all Regulations of any Governmental Body if a failure to comply with any such Regulations, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

                  (e) Conduct of Business. During the period from the date hereof through the Closing, OIS shall not, except as MediVision may otherwise consent to in writing:

                  (i)      amend its articles of incorporation or bylaws;

                  (ii) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities;

                  (iii) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) to any stockholder or otherwise in respect of its capital stock or redeem or otherwise acquire any of its securities, or make any payments or distributions to shareholders or to any Person to which OIS has any liability (other than trade accounts payable), or make any payments to any officer or director of OIS, except compensation or payments to consultants consistent with past practice.

                  (iv) (1) incur or assume any indebtedness in excess of $5,000 in the aggregate other than the $260,000 Loan contemplated by the Security Agreement and trade payables (including, but not limited to, legal fees); (2) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any obligations of any other Person in excess of $5,000 in the aggregate; or (3) make any loans, advances or capital contributions to, or investments in, any other Person (other than loans or advances to employees in the ordinary course of business in accordance with past practices) in excess of $3,000 in the aggregate;

                  (v) enter into, adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements of or for the benefit or welfare of any employee, or increase in any manner the compensation or fringe benefits of any employee or pay any benefit not required by any existing plan and arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units);

                  (vi) except to the extent required by applicable law, change any accounting principle or method or make any election for purposes of foreign, federal, state or local income taxes;

                  (vii) acquire, sell, lease, transfer or dispose of any material property or assets except in the ordinary course of business;

                  (viii) take or suffer any action that would result in the creation, or consent to the imposition, of any lien on any of the properties or assets of OIS;

                  (ix)  make  or  incur  any  capital   expenditure,   lease  or
         commitment for additions to property, plant, equipment or other capital assets in excess of $10,000 in the aggregate; or

                  (x) enter into any agreement to do, or take, or agree in writing or otherwise to take or consent to, any of the foregoing actions.

                  (f) Notification of Breach. OIS agrees to promptly notify in writing the other parties hereto of any events, facts or occurrences which would constitute or result in a breach of any representation or warranty made by OIS contained in this Agreement or a breach of any covenant, agreement or obligation of OIS under this Agreement; provided, however, that no such disclosure shall be deemed to cure or relieve any such breach or default.

         6.2 Covenants of MediVision. MediVision agrees to promptly notify in writing the other parties hereto of any events, facts or occurrences which would constitute or result in a breach of any representation or warranty made by MediVision contained in this Agreement or a breach of any covenant, agreement or obligation of MediVision under this Agreement; provided, however, that no such disclosure shall be deemed to cure or relieve any such breach or default.

         6.3      Covenants of Premier.

                  (a) Termination of Prior Agreements; Assignment. Premier acknowledges and agrees that, effective at the Closing, the Manufacturing Agreement and the Purchase Agreement shall terminate and its rights with respect to the Premier Debt shall be assigned to MediVision.

                  (b) Overbid Procedure. Upon execution of this Agreement by the parties hereto, Premier shall prepare and file a motion with the Bankruptcy Court seeking nunc pro tunc approval of this Agreement and the Transactions by and among the parties hereto, pursuant to the following terms and conditions relating to the submission of bids ("Overbids") for the Premier Assets to be sold hereunder:

                  (i) Only persons or entities that comply with the following procedures will be deemed qualified bidders ("Qualified Bidders") at the hearing on the motion for approval of the sale of the Premier Assets contemplated herein (the "Sale Hearing"). Only Qualified Bidders will be entitled to submit Overbids at the Sale Hearing. MediVision shall be deemed a Qualified Bidder at the Sale Hearing.

                  (ii) All Qualified  Bidders must  prequalify at least five (5)
         days before the Sale  Hearing.  In order to  prequalify,  any person or entity intending to submit an Overbid must provide to Premier sufficient evidence of the person or entity's ability to complete the transaction, satisfactory to Premier, including evidence of the person or entity's ability to pay cash not less than the minimum initial Overbid set forth herein.

                  (iii) Any initial Overbid must have a minimum value of $3,400,000 (the "Initial Overbid") subject to adjustment with respect to the Premier Inventory on the same terms and conditions as those set forth in this Agreement. Any Initial Overbid must be for the purchase of the Premier Assets on substantially the same terms as set forth in this Agreement and must be closed within the timeframe required by this Agreement.

                  (iv) If a qualified Initial Overbid is received, bidding will continue at the Sale Hearing in increments of not less than $25,000 in value.

                  (v) All Overbids must be for all, and not less than all, of the Premier Assets and must provide to OIS additional value of not less than $110,000 in excess of the consideration to be received by OIS pursuant to the transactions contemplated by this Agreement and the Funding Agreement.

                  (c) Break-Up Fee. If a sale of any or all of the Premier Assets is consummated with a party other than MediVision or any of its Affiliates, Premier shall, at the closing of the transaction, pay to MediVision a break-up fee equal to the greater of (i) one hundred ninety thousand dollars ($190,000) and (ii) five percent (5%) of the final value of the Overbid, as reasonable compensation for the benefit realized by Premier as well as lost opportunity costs, commitment of time and personnel to the transaction process and the out-of-pocket expenses of MediVision in connection with this transaction, including legal fees and costs, fees and costs in connection with an audit of the Premier Assets, costs relating to

MediVision's due diligence investigation and additional fees and costs relating to legal and regulatory reviews.

                  (d) Notification of Breach. Premier agrees to promptly notify in writing the other parties hereto of any events, facts or occurrences which would constitute or result in a breach of any representation or warranty made by Premier contained in this Agreement or a breach of any covenant, agreement or obligation of Premier under this Agreement; provided, however, that no such disclosure shall be deemed to cure or relieve any such breach or default.

         6.4 Public Announcements; Confidentiality. On and prior to the termination of this Agreement, OIS, Premier and MediVision shall advise and confer with one another prior to the issuance of any reports, statements or releases concerning this Agreement, the terms hereof and the Transactions, except as may be required by the securities laws of the relevant jurisdiction. Nothing contained in this Section 6.4 shall prevent any party at any time from furnishing any information to any Governmental Body or pursuant to the requirements of any applicable law; provided, however, that the disclosing party shall not make any such disclosure without first notifying the other parties and allowing the other parties a reasonable opportunity to seek relief from (or protective order with respect to) the obligation to make such disclosure, such as a request for confidential treatment.

         6.5 Further Assurances. Subject to the terms and conditions provided herein, including Premier's obligations to pursue Overbids and the rights of OIS to pursue one or more Superior Proposals, MediVision, Premier and OIS agree to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, as promptly as practicable, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and make effective the Transactions contemplated by this Agreement and the other Transaction Documents.

                                   ARTICLE VII

                               CLOSING CONDITIONS

         7.1 Conditions to Each Party's Obligation. The respective obligation of each party to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

                  (a) Bankruptcy Court Approval. The Bankruptcy Court administering Premier's reorganization under Chapter 11 of the U.S. Bankruptcy Code (Case No. SA00-12031RA) has approved this Agreement and the Transactions contemplated hereby.

                  (b) No Injunctions, Restraints or Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the transactions contemplated hereby is in effect. There is no pending or threatened, claim, action, suit or other legal, administrative, investigative or arbitration proceeding in which it is sought to restrain, enjoin or prohibit the consummation of the transactions contemplated hereby or to obtain damages or other monetary or equitable relief in connection therewith.

                  (c) Representations and Warranties. The representations and warranties of each of the other parties hereto contained in this Agreement are true, accurate and complete in all material respects as of the Closing Date.

                  (d) Performance of Agreement. The other parties hereto have performed and satisfied in all material respects each of the covenants, agreements and obligations required to be performed and satisfied by them under this Agreement on or prior to the Closing Date.

                  (e) Mutual Release. OIS and Premier shall have entered into a mutual release which shall provide complete waivers and releases of all claims against one another, plus covenants by both parties that they will not assert any claims against the other (subject to a single exception for the claim of OIS against Premier for the Termination Fee provided in the Stock Purchase Agreement by and between such parties dated as of February 25, 1998).

                  (f) Funding Agreement. The transactions contemplated by the Funding Agreement shall be consummated contemporaneously with the Closing.

                  (g) Rights Agreement. OIS shall have amended the Rights Agreement, dated as of December 31, 1997, as amended from time to time, by and between OIS and American Securities Transfer, Inc. (the "Rights Agreement"), to provide that (i) none of the transactions contemplated by this Agreement will trigger a Distribution Date and (ii) MediVision will not be deemed an Acquiring Person thereunder, as those terms are defined in the Rights Agreement.

                  (h) Put and Call Agreement. MediVision and Premier shall have entered into the Put and Call Agreement.

                  (i) Registration Rights Agreement. MediVision and OIS shall have entered into a Registration Rights Agreement substantially in the form of Exhibit B annexed hereto.

         7.2 Condition to MediVision's Obligation. The obligation of MediVision to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following condition:

                  (a) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect with respect to OIS.

                                  ARTICLE VIII

                                   TERMINATION

         8.1      Termination. This Agreement may be terminated at any time:

                  (a) by mutual written consent of Premier, MediVision and OIS;

                  (b) by any party if the Closing has not occurred by October 12, 2000, and this Agreement has not previously been terminated; provided, however, that the failure to consummate the Closing by such date is not a result of either the failure by the party so electing to terminate this Agreement to perform any of its obligations hereunder or the breach by the party so electing of its representations and warranties;

                  (c) by MediVision or OIS if OIS enters into an agreement constituting a Superior Proposal;

                  (d) by any party hereto if the Bankruptcy Court approves an Overbid by any person or entity other than MediVision or any of its Affiliates;

                  (e) by MediVision if Bankruptcy Court Approval is not obtained by the close of business on August 11, 2000; and

                  (f) by any party hereto in the event any court or governmental agency of competent jurisdiction has issued an order, decree or ruling or taken any other action restricting, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and unappealable.

         8.2 Effect of Termination. In the event that this Agreement shall be terminated pursuant to this Article VIII, all further obligations of the parties under this Agreement other than the obligations set forth in Sections 6.1(b) and 6.3(c) and shall terminate, and there shall be no liability of any party to another party except for a party's breach of any of its obligations, representations or warranties under this Agreement prior to the termination of this Agreement.

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.1 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California (without giving effect to conflicts of law principles thereof).

         9.2 Remedies Cumulative. Except as may otherwise be provided herein, the remedies provided herein shall be cumulative and shall not preclude assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto.

         9.3 Brokerage. Each party hereto will indemnify and hold harmless the other parties against and in respect of any claim for brokerage or other commission relative to this Agreement or to the transactions contemplated hereby, based in any way on agreements, arrangements or understandings made or claimed to have been made by such party with any third party.

         9.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provisions shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         9.5 Notices. Notices required under this Agreement shall be deemed to have been adequately given if delivered in person or sent to the recipient at its address (or facsimile number, as the case may be) set forth on the signature page hereto or such other address as such party may from time to time designate in writing by certified mail (return receipt requested), facsimile or overnight courier in the manner provided in this Section 9.5.

         9.6      Amendments and Waivers.

                  (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

                  (b) No waiver by a party of any default, misrepresentation or breach of a warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of a warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

         9.7 Survival. All representations and warranties made by the parties contained in this Agreement and the respective covenants, agreements and obligations of the parties under this Agreement shall survive the execution and delivery of this Agreement for a period of three years following the Closing.

         9.8 Entire Understanding. This Agreement and the agreements to be executed in connection herewith at the Closing, express the entire understanding of the parties and supersede all prior and contemporaneous agreements and undertakings of the parties with respect to the subject matter hereof and thereof.

         9.9 Expenses. Each party will pay all of its own expenses, including attorney's fees, incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement.

         9.10 Counterparts. This Agreement may be executed in counterparts and the signatures delivered by telecopy in the manner provided in Section 9.5, each of which shall be deemed to be an original but which taken together shall constitute one agreement with the same effect as of the signatures were upon the same instrument and delivered in person.

         9.11     Assignment; No Third-Party Beneficiaries.

                  (a) Except as otherwise expressly provided herein, this Agreement and the rights hereunder shall not be assignable or transferable by any party without the prior written consent of all the other parties hereto, provided that, if such assignment or transfer is consented to, such assignee or transferee expressly assumes in writing all of the such party's obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

                  (b) This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights hereunder.

         9.12 Interpretation. This Agreement, including any exhibits, addenda, schedules and amendments, has been negotiated at arm's length and between persons sophisticated and knowledgeable in the matters dealt with in this Agreement. Each party has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived.

         9.13 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.


              (THE REST OF THIS PAGE IS INTENTIONALLY LEFT BLANK.)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

OPHTHALMIC IMAGING SYSTEMS

By:
   -----------------------------
Name:
     ---------------------------
Title:
      --------------------------
Address:                   221 Lathrop Way, Suite I
                           Sacramento, CA  95815
                           Attention:  President
                           Facsimile No.  (916) 646-0207
                           Telephone No.  (916) 646-2020

With a copy to:            Gibson, Dunn & Crutcher, LLP
                           1530 Page Mill Road
                           Palo Alto, CA  94304
                           Attention:  Lawrence Calof, Esq.
                           Facsimile No.  (650) 849-5333
                           Telephone No.  (650) 849-5300

PREMIER LASER SYSTEMS, INC.

By:
   -----------------------------
Name:
     ---------------------------
Title:
      --------------------------

Address:                   3 Morgan
                           Irvine, CA  92618
                           Attention:  President
                           Facsimile:  (949) 859-5241
                           Telephone No.  (949) 859-0656

With a copy to:            O'Melveny & Myers LLP
                           610 Newport Center Drive, #1700
                           Newport Beach, CA  92660
                           Attention:  Suzzanne Uhland, Esq.
                           Facsimile:  (949) 823-6994
                           Telephone:  (949) 823-6971

                [Signature Page to Securities Purchase Agreement]

MEDIVISION MEDICAL IMAGING LTD.

By:
   -----------------------------
Name:
      --------------------------
Title:
      --------------------------

Address:                   P.O. Box 45
                           Industrial Park
                           Yokneam Elit
                           20692 Israel

With a copy to:            Parker Chapin LLP
                           The Chrysler Building
                           405 Lexington Avenue
                           New York, New York 10174
                           Attention:  Henry I. Rothman, Esq.
                           Tel. No.: (212) 704-6000
                           Fax No.: (212) 704-6288


                [Signature Page to Securities Purchase Agreement]

                                    EXHIBIT A

                         FORM OF PUT AND CALL AGREEMENT
                         ------------------------------

                                   [ATTACHED]

                                    EXHIBIT B

                      FORM OF REGISTRATION RIGHTS AGREEMENT
                      -------------------------------------

                                   [ATTACHED]